Exhibit 99.1

Social Commerce Partners Corporation Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing February 12, 2026

Plano, TX, Feb. 11, 2026 (GLOBE NEWSWIRE) -- Social Commerce Partners Corporation (Nasdaq: SCPQU) (the “Company”), announced today that, commencing February 12, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on The Nasdaq Global Market under the symbols “SCPQ” and “SCPQW,” respectively. Those units not separated will continue to trade on The Nasdaq Global Market under the symbol “SCPQU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

A registration statement relating to the securities was declared effective on December 22, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Social Commerce Partners Corporation

Social Commerce Partners Corporation is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination in any sector, the Company will primarily focus on target businesses in the social commerce (direct selling) industry. The Company’s management team is led by Stuart Johnson, its Chief Executive Officer and Chairman of the Board of Directors (the “Board”), and Harley (Michael) Rollins, its Chief Financial Officer and Director. In addition, the Board includes Wayne Moorehead, Peter Griscom and Heather Chastain.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Social Commerce Partners Corporation, including those set forth in the Risk Factors section of Social Commerce Partners Corporation’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Social Commerce Partners Corporation undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Stuart Johnson
Chief Executive Officer
SPJ@socialcommerce.partners